Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACTS:	Linda Thrasher, 763-577-2864
David Townsend, 863-428-6474 (Florida)

INVESTOR CONTACT:	Douglas Hoadley, 763-577-2867

MOSAIC ANNOUNCES RESTRUCTURING OF PHOSPHATES BUSINESS

PLYMOUTH, MN, May 2, 2006 – The Mosaic Company (NYSE: MOS) announced today plans to close indefinitely its South Pierce and Green Bay phosphate fertilizer production plants and Fort Green phosphate mine in central Florida. The three facilities affected by Mosaic’s restructuring actions, which rank as Mosaic’s highest cost Florida operations, will cease production at the end of May 2006.

The restructuring of Mosaic’s phosphate business is expected to generate cost reduction benefits by allowing it to maximize production at its most efficient phosphate operations. Mosaic anticipates that the restructuring actions will result in lower raw material and operating costs, reduced capital expenditures and improved cash flow beginning in fiscal 2007. Mosaic estimates that the closure of the facilities on an indefinite basis will result in an after-tax earnings charge in the range of $300 to $400 million during its fiscal 2006 fourth quarter, the majority of which will be a non-cash asset-related charge. Total cash expenditures related to the phosphate restructuring activities are estimated to range between $55 and $65 million in fiscal 2007, which is approximately equivalent to the capital expenditures that will become unnecessary as a result of the restructuring.

“This strategic decision will dramatically strengthen the operating effectiveness of our ongoing phosphates business, which will include nine facilities in Florida and Louisiana, and immediately enhance Mosaic’s cost competitiveness,” said Fritz Corrigan, President and Chief Executive Officer. “While the upfront earnings charge is significant, much of it is non-cash. The result will be a more stable, lower-cost phosphates business that we expect will provide our customers with a predictable supply of consistently high-quality products, and generate greater cash flow. This decision will allow us to more effectively execute our business plan in an evolving and dynamic global phosphate market.”

Mosaic’s Fort Green mine, with an annual capacity of 4.9 million metric tonnes, has had particularly high cash costs, largely because of the distance between its mining operations and phosphate rock processing and shipping facilities. Following Fort Green’s closure, Mosaic’s annual phosphate rock capacity is estimated to range between 14.6 and 15.1 million tonnes through its South Fort Meade, Four Corners, Hookers Prairie and Hopewell mines in central Florida. Mosaic anticipates that Fort Green’s phosphate reserves will be mined through one or more of Mosaic’s current or future mines, and that its reduced overall annual mining operations will extend Mosaic’s reserve life in central Florida by approximately 10 years.

Mosaic’s Green Bay phosphate fertilizer production plant has the capacity to produce 1.3 million tonnes of di-ammonium phosphate (DAP) and mono-ammonium phosphate (MAP) annually, which are the two most widely used phosphate fertilizer products in the world. The South Pierce fertilizer plant has the annual capacity to produce 730,000 tonnes of triple superphosphate (TSP), which is a more limited-use product than either DAP or MAP. Following the indefinite closure of the South Pierce and Green Bay facilities, Mosaic’s total annual phosphate fertilizer production is expected to be approximately 8.5 million tonnes in fiscal 2007, in addition to approximately 1.0 million tonnes of animal feed phosphate products. Mosaic will remain the world’s largest phosphate supplier, and will focus on producing phosphate-based fertilizer and feed products at its larger, more efficient operations in Bartow, New Wales and Riverview, Florida, as well as its two phosphate facilities in Louisiana.

Mosaic expects the indefinite closures will result in the elimination of over 700 jobs. “These decisions were not easy because they impact many of our colleagues who have put forward their best effort, and whose skills will undoubtedly continue to benefit employers and communities in central Florida. We are very grateful for the contributions each has made to our phosphate organization,” Corrigan said. “At the same time, however, we are establishing a stronger foundation for Mosaic’s future and improved long-term opportunities for the approximately 3,000 remaining Florida employees who will be working to see Mosaic realize its full potential in the years ahead.”

Mosaic will continue to own the affected facilities and will work with appropriate regulatory agencies to comply with the requirements of any applicable laws and regulations which relate to its phosphate restructuring activities. Employees affected by Mosaic’s restructuring will be eligible for benefits under applicable Mosaic policies, contractual commitments and federal law.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on May 2, 2006, to discuss the restructuring of its phosphates business. The call will begin at 1:00 p.m. Eastern Daylight Time (12:00 p.m. Central Daylight Time) and will last no longer than 30 minutes.

Domestic Conference Call-In Number:	(866) 578-5747
International Phone Call-In Number:	(617) 213-8054
Participant Passcode:	90992474

Additionally, a Webcast of the conference call, both live and as a replay, can be accessed by visiting Mosaic’s web site at http://www.mosaicco.com/investors. This Webcast will be available up to one year from the time of the conference call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks including, but not limited to, changes in policy by foreign governments; changes in environmental and other governmental regulation; the ability to successfully integrate the former operations of Cargill Crop Nutrition and IMC Global Inc. and the ability to fully realize the expected cost savings from their business combination within expected time frames; adverse weather conditions affecting operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of closure of the South Pierce, Green Bay and Fort Green facilities differing from management’s current estimates; realization of management’s expectations regarding reduced raw material or operating costs, reduced capital expenditures and improved cash flow and anticipated time frames for the closures; and the ability to obtain any requisite waivers or amendments from lenders or regulatory agencies with oversight of The Mosaic Company or its phosphate business, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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